Exhibit 99.1
FOR IMMEDIATE RELEASE
December 16, 2010
Contacts: (Analysts) Kris Wenker (763) 764-2607
(Media) Kirstie Foster (763) 764-6364
GENERAL MILLS REPORTS RESULTS FOR FISCAL 2011 SECOND QUARTER
Company Reaffirms Full-year EPS Guidance and Outlook for Second-half Growth
MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the second quarter and first half of fiscal 2011. As previously announced, the company’s financial performance was generally in line with very strong year-ago sales and profit results.
Fiscal 2011 Second-Quarter Financial Summary
•	Net sales grew 1 percent to $4.07 billion

•	Segment operating profit totaled $853 million, 3 percent below year-ago profit that grew 12 percent.

•	Diluted earnings per share grew 11 percent to reach 92 cents, including a net benefit from certain tax matters.

•	Excluding the 2011 net tax benefit and the effects of mark-to-market valuation of certain commodity positions in both years, adjusted diluted earnings per share totaled 76 cents for the second quarter of fiscal 2011, compared to 77 cents in the second quarter of fiscal 2010.
Net sales for the 13 weeks ended Nov. 28, 2010, grew 1 percent to $4.07 billion. Pound volume contributed 3 points of net sales growth in the quarter, while reduced price realization and mix subtracted 2 points of growth. Gross margin was below strong year-ago levels, reflecting higher commodity costs. Advertising and media expense was also below last year’s second-quarter level, when the company reinvested at a high rate and media expense rose 37 percent. Segment operating profit totaled $853 million compared to $877 million in last year’s second quarter. Taxes for the quarter included an $89 million net reduction in expense resulting from two separate tax matters (please see Note 7 to the Consolidated Financial Statements below for discussion of these items). Second-quarter net earnings grew 9 percent to $614 million including the net tax benefit. Diluted earnings per share grew 11 percent to $0.92. Adjusted diluted earnings per share, excluding the net tax benefit in 2011 and the effects of mark-to-market valuation of certain commodity positions in both years, totaled $0.76 for this year’s second quarter, compared to $0.77 in the period a year ago. (See Note 8 to the Consolidated Financial Statements below for discussion of this non-GAAP measure).
Six-month Financial Summary
Through the first six months of fiscal 2011, General Mills net sales grew 1 percent to $7.60 billion. Pound volume contributed 3 points of net sales growth. Net price realization and mix reduced net sales growth by 1 point. Foreign exchange also subtracted 1 point of growth. Net earnings grew 10 percent to reach $1.09 billion, including the net tax benefit and a net increase in the mark-to-market valuation of certain commodity positions. Diluted earnings per share totaled $1.63, up 12 percent including the net tax benefit and mark-to-market effects. Adjusted diluted earnings per share, excluding the 2011 tax benefit and mark-to-market effects in both years, totaled $1.40 in the first half of fiscal 2011, compared to $1.41 in last year’s first half.
          Chairman and Chief Executive Officer Ken Powell said, “We expected the first half of this fiscal year to be particularly challenging, and it was. We were lapping very strong growth by our company in the same period a year ago, including 16 percent segment operating profit growth and a 22 percent increase in our adjusted diluted earnings per share. In addition, the operating environment in the first half of 2011 included high levels of price promotion by food manufacturers and retailers. So we were pleased to see all three of our operating segments post net sales and volume increases through the first half.
          “In the second half of our fiscal year, we expect to deliver good sales and profit growth, fueled by ongoing product news and innovation, productivity savings from our holistic margin management (HMM) initiatives, and some contributions from pricing and mix,” Powell said. “We see ourselves solidly on track to achieve our full-year sales and earnings growth targets.”
U.S. Retail Segment Results
Second-quarter net sales for General Mills’ U.S. Retail segment totaled $2.85 billion, essentially matching strong year-ago results. Pound volume contributed 3 points of net sales growth, which was offset by reduced net price realization and mix. Operating profits for the second quarter declined 4 percent to $687 million, reflecting higher input costs year-over-year. Advertising and media expense was down 17 percent from a prior-year level that grew 29 percent.
          Net sales for the Big G cereal division were 2 percent below last year’s second-quarter sales, which grew 10 percent. Yoplait division net sales grew 4 percent, led by good performance from the Original Style Yoplait, Yoplait Light and Go-Gurt product lines. Meals division net sales grew 1 percent, including gains by Green Giant vegetables, Old El Paso Mexican foods, and Wanchai Ferry and Macaroni Grill frozen entrees. Baking Products net sales declined 1 percent from strong year-ago levels. Net sales for the Pillsbury division declined 3 percent. Snacks division net sales were also 3 percent below year-ago levels. Net sales for the Small Planet Foods natural and organic business were up 15 percent, led by Cascadian Farm cereals and frozen vegetables, and Larabar fruit and nut energy bars.
          Through six months, U.S. Retail segment net sales grew 1 percent to $5.30 billion. Pound volume grew 2 percent in the period, and net price realization and mix declined 1 point. Segment operating profits of $1.30 billion declined 4 percent in the first half of 2011, compared to 16 percent growth in segment operating profit a year ago.
International Segment Results
Second-quarter net sales for General Mills’ consolidated international businesses grew 4 percent to $749 million. Pound volume contributed 8 points of net sales growth, foreign currency translation reduced reported net sales by 3 points, and net price realization and mix reduced net sales growth by 1 point. Net sales excluding foreign currency translation effects grew 7 percent, including gains of 17 percent in Latin America, 10 percent in the Asia / Pacific region, 7 percent in Europe, and a 1 percent decline in Canada (please see Note 8 of the Consolidated Financial Statements below for discussion of this non-GAAP measure). International segment operating profits increased 25 percent, reflecting the volume and net sales gains, along with favorable transactional foreign-currency comparisons.
          Through the first half, International segment net sales grew 2 percent to $1.41 billion. Pound volume contributed 6 points of net sales growth, and foreign currency translation reduced growth by 4 points. Price realization and mix were flat in the period. International segment operating profit grew 13 percent in the first half to reach $151 million.
Bakeries and Foodservice Segment Results
Second-quarter net sales for the Bakeries and Foodservice segment grew 3 percent to $468 million. Pound volume reduced the net sales growth rate by 1 percentage point, and net price realization and mix contributed 4 points of growth. Sales to convenience stores increased by 10 percent in the quarter. Bakeries and national restaurant account channel sales were up 3 percent, and sales to the foodservice channel were comparable to last year’s levels. Bakeries and Foodservice segment operating profit totaled

$77 million, down 13 percent from strong year-ago results due to lower grain merchandising earnings and timing of administrative costs.
          Through the first half of fiscal 2011, Bakeries and Foodservice net sales grew 1 percent to $894 million, reflecting pound volume growth. First-half segment operating profits declined 3 percent to $150 million.
Joint Venture Summary
After-tax earnings from joint ventures declined 9 percent to $35 million in the second quarter of 2011, as higher advertising and media spending, along with this year’s increased service cost allocation to CPW, offset volume gains. Net sales for Cereal Partners Worldwide (CPW) grew 1 percent in the quarter reflecting volume growth. Net sales for Häagen-Dazs Japan (HDJ) increased 9 percent, primarily due to favorable foreign exchange. Through the first six months of fiscal 2011, after-tax earnings from joint ventures declined slightly, to $61 million in fiscal 2011 versus $62 million in the year-ago period.
Corporate Items
Corporate unallocated items totaled $29 million of expense in the second quarter compared to $27 million of income in the period a year ago. This primarily reflects differences in the mark-to-market valuation of certain commodity positions, which increased $28 million in the second quarter of 2011 compared to a net increase of $67 million in the second quarter last year. Excluding mark-to-market effects, unallocated corporate items totaled $57 million of expense in the second quarter of fiscal 2011 compared to $40 million of expense in the period a year ago, driven by an increase in noncash pension expense. Restructuring, impairment and other exit costs totaled $1 million in the second quarter of fiscal 2011 compared to $25 million in the same period last year.
          Net interest expense of $82 million was 8 percent below year-ago levels, reflecting lower average interest rates due to a shift to short-term debt from long-term debt versus the same period last year. The effective tax rate for the second quarter was 21.7 percent compared to 33.1 percent for the second quarter of fiscal 2010. The 11.4 percentage point decrease was due to the net benefit related to two separate tax matters (please see Note 7 to the Consolidated Financial Statements below for discussion of these items). Excluding the net tax benefit, our effective tax rate for the second quarter was 33.5 percent compared to an effective tax rate of 32.7 percent in the second quarter last year.
Cash Flow Items
Cash provided by operating activities totaled $600 million in the first half of 2011, below year-ago levels due to increased use of working capital in the period. Capital investments totaled $284 million in the first half of the year, up from $258 million in last year’s first half. Dividends paid increased to $366 million, reflecting growth in the dividend rate year over year. During the first half, General Mills repurchased 26 million shares of common stock, including 5 million shares repurchased in the second quarter. Average diluted shares outstanding for the second quarter were down 2 percent from the year-ago level.
Full-year Outlook
Powell said, “Sales for our leading food brands continue to grow in markets around the world, because these products meet consumers’ demand for high-quality, affordable foods that are great-tasting, nutritious, and easy to prepare. Our second-half plans include strong levels of product news and consumer marketing support, and we expect to deliver good growth across our businesses in this period.”
          The company reaffirmed its fiscal 2011 full-year EPS guidance of $2.46 to $2.48 per share, excluding the net tax benefit recorded in the second quarter and any mark-to-market effects. This EPS guidance represents growth of 7 to 8 percent from 2010 adjusted diluted earnings per share of $2.30.

General Mills will hold a briefing for investors today, December 16, 2010, beginning at 8:30 a.m. Eastern time. You may access the web cast from General Mills’ internet home page: generalmills.com.
Earnings per share excluding certain items, total company segment operating profit, international sales excluding foreign currency translation effect, and effective tax rate excluding certain items are each non-GAAP measures. Reconciliations of these measures to their relevant GAAP measures appear in the financial schedules and Note 8 to the attached Consolidated Financial Statements.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Full-year Outlook” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Six-Month Period Ended
	Nov. 28,	Nov. 29,		Nov. 28,	Nov. 29,
	2010	2009	% Change	2010	2009	% Change
Net sales	$4,066.6	$4,034.7	0.8%	$7,599.7	$7,517.1	1.1%
Cost of sales	2,432.6	2,306.4	5.5%	4,441.4	4,348.0	2.1%
Selling, general, and administrative expenses	810.1	824.7	(1.8)%	1,573.0	1,573.4	(0.0)%
Restructuring, impairment, and other exit costs	1.0	24.9	NM	2.0	24.1	NM

Operating profit	822.9	878.7	(6.4)%	1,583.3	1,571.6	0.7%
Interest, net	81.6	88.5	(7.8)%	171.9	180.4	(4.7)%

Earnings before income taxes and after-tax earnings from joint ventures	741.3	790.2	(6.2)%	1,411.4	1,391.2	1.5%
Income taxes	160.7	261.6	(38.6)%	383.7	464.8	(17.4)%
After-tax earnings from joint ventures	34.7	38.2	(9.2)%	61.2	62.4	(1.9)%

Net earnings, including earnings attributable to noncontrolling interests	615.3	566.8	8.6%	1,088.9	988.8	10.1%
Net earnings attributable to noncontrolling interests	1.4	1.3	7.7%	2.9	2.7	7.4%

Net earnings attributable to General Mills (a)	$613.9	$565.5	8.6%	$1,086.0	$986.1	10.1%

Earnings per share — basic	$0.96	$0.86	11.6%	$1.68	$1.50	12.0%

Earnings per share — diluted	$0.92	$0.83	10.8%	$1.63	$1.46	11.6%

Dividends per share	$0.28	$0.23	21.7%	$0.56	$0.47	19.1%

	Quarter Ended			Six-Month Period Ended
	Nov. 28,	Nov. 29,	Basis Pt	Nov. 28,	Nov. 29,	Basis Pt
	2010	2009	Change	2010	2009	Change
Comparisons as a % of net sales:
Gross margin	40.2%	42.8%	(260)	41.5%	42.2%	(70)
Selling, general, and administrative expenses	19.9%	20.4%	(50)	20.7%	20.9%	(20)
Operating profit	20.2%	21.8%	(160)	20.8%	20.9%	(10)
Net earnings attributable to General Mills	15.1%	14.0%	110	14.3%	13.1%	120

	Quarter Ended			Six-Month Period Ended
	Nov. 28,	Nov. 29,	Basis Pt	Nov. 28,	Nov. 29,	Basis Pt
	2010	2009	Change	2010	2009	Change
Comparisons as a % of net sales excluding certain items affecting comparability (b):
Gross margin	39.5%	41.2%	(170)	40.2%	41.5%	(130)
Operating profit	19.5%	20.1%	(60)	19.5%	20.2%	(70)
Net earnings attributable to General Mills	12.5%	13.0%	(50)	12.3%	12.7%	(40)

(a)	See Note 3.

(b)	See Note 8 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).
See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended			Six-Month Period Ended
	Nov. 28,	Nov. 29,		Nov. 28,	Nov. 29,
	2010	2009	% Change	2010	2009	% Change

Net sales:
U.S. Retail	$2,850.1	$2,859.5	(0.3)%	$5,296.7	$5,259.1	0.7%
International	748.8	719.2	4.1%	1,408.6	1,376.1	2.4%
Bakeries and Foodservice	467.7	456.0	2.6%	894.4	881.9	1.4%

Total	$4,066.6	$4,034.7	0.8%	$7,599.7	$7,517.1	1.1%

Operating profit:
U.S. Retail	$687.4	$717.2	(4.2)%	$1,302.0	$1,351.5	(3.7)%
International	88.7	70.7	25.5%	150.7	133.6	12.8%
Bakeries and Foodservice	77.1	88.7	(13.1)%	149.6	153.9	(2.8)%

Total segment operating profit	853.2	876.6	(2.7)%	1,602.3	1,639.0	(2.2)%

Unallocated corporate items	29.3	(27.0)	(208.5)%	17.0	43.3	(60.7)%
Restructuring, impairment, and other exit costs	1.0	24.9	NM	2.0	24.1	NM

Operating profit	$822.9	$878.7	(6.4)%	$1,583.3	$1,571.6	0.7%

	Quarter Ended			Six-Month Period Ended
	Nov. 28,	Nov. 29,	Basis Pt	Nov. 28,	Nov. 29,	Basis Pt
	2010	2009	Change	2010	2009	Change

Segment operating profit as a % of net sales:
U.S. Retail	24.1%	25.1%	(100)	24.6%	25.7%	(110)
International	11.8%	9.8%	200	10.7%	9.7%	100
Bakeries and Foodservice	16.5%	19.5%	(300)	16.7%	17.5%	(80)

Total segment operating profit	21.0%	21.7%	(70)	21.1%	21.8%	(70)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	Nov. 28,	Nov. 29,	May 30,
	2010	2009	2010
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$566.3	$858.4	$673.2
Receivables	1,299.1	1,211.6	1,041.6
Inventories	1,706.0	1,628.7	1,344.0
Deferred income taxes	28.5	—	42.7
Prepaid expenses and other current assets	416.7	429.1	378.5

Total current assets	4,016.6	4,127.8	3,480.0

Land, buildings, and equipment	3,146.1	2,987.5	3,127.7
Goodwill	6,634.7	6,697.9	6,592.8
Other intangible assets	3,740.5	3,766.4	3,715.0
Other assets	840.6	981.7	763.4

Total assets	$18,378.5	$18,561.3	$17,678.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$826.7	$717.6	$849.5
Current portion of long-term debt	11.7	607.3	107.3
Notes payable	1,169.9	444.4	1,050.1
Deferred income taxes	—	1.7	—
Other current liabilities	1,725.3	1,688.5	1,762.2

Total current liabilities	3,733.6	3,459.5	3,769.1

Long-term debt	5,864.1	5,648.0	5,268.5
Deferred income taxes	965.2	1,163.3	874.6
Other liabilities	1,930.8	1,956.8	2,118.7

Total liabilities	12,493.7	12,227.6	12,030.9

Stockholders’ equity:

Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,294.9	1,246.7	1,307.1
Retained earnings	8,842.1	7,908.8	8,122.4
Common stock in treasury, at cost, shares of 114.1, 95.8 and 98.1	(3,299.5)	(2,419.3)	(2,615.2)
Accumulated other comprehensive loss	(1,273.4)	(722.8)	(1,486.9)

Total stockholders’ equity	5,639.6	6,088.9	5,402.9

Noncontrolling interests	245.2	244.8	245.1

Total equity	5,884.8	6,333.7	5,648.0

Total liabilities and equity	$18,378.5	$18,561.3	$17,678.9

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Six-Month Period Ended
	Nov. 28,	Nov. 29,
	2010	2009
Cash Flows — Operating Activities
Net earnings, including earnings attributable to noncontrolling interests	$1,088.9	$988.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	230.2	227.9
After-tax earnings from joint ventures	(61.2)	(62.4)
Stock-based compensation	59.7	60.4
Deferred income taxes	78.5	25.3
Tax benefit on exercised options	(56.4)	(46.6)
Distributions of earnings from joint ventures	24.3	31.2
Pension and other postretirement benefit plan contributions	(5.9)	(5.3)
Pension and other postretirement benefit plan expense (income)	36.7	(4.4)
Restructuring, impairment, and other exit costs (income)	(1.4)	18.9
Changes in current assets and liabilities	(736.4)	(269.1)
Other, net	(57.5)	22.4

Net cash provided by operating activities	599.5	987.1

Cash Flows — Investing Activities
Purchases of land, buildings, and equipment	(284.3)	(257.5)
Investments in affiliates, net	(1.9)	—
Proceeds from disposal of land, buildings, and equipment	7.2	6.6
Other, net	12.6	35.8

Net cash used by investing activities	(266.4)	(215.1)

Cash Flows — Financing Activities
Change in notes payable	117.8	(375.3)
Issuance of long-term debt	500.0	—
Payment of long-term debt	(3.6)	(3.2)
Proceeds from common stock issued on exercised options	185.1	189.1
Tax benefit on exercised options	56.4	46.6
Purchases of common stock for treasury	(963.6)	(235.4)
Dividends paid	(366.3)	(312.9)
Other, net	(8.5)	—

Net cash used by financing activities	(482.7)	(691.1)

Effect of exchange rate changes on cash and cash equivalents	42.7	27.7

Increase (decrease) in cash and cash equivalents	(106.9)	108.6
Cash and cash equivalents — beginning of year	673.2	749.8

Cash and cash equivalents — end of period	$566.3	$858.4

Cash Flow from Changes in Current Assets and Liabilities:
Receivables	$(235.3)	$(241.6)
Inventories	(348.0)	(270.2)
Prepaid expenses and other current assets	(33.2)	19.8
Accounts payable	16.8	(33.2)
Other current liabilities	(136.7)	256.1

Changes in current assets and liabilities	$(736.4)	$(269.1)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)	At the beginning of fiscal 2011, we revised the classification of certain revenues and expenses to better align our income statement line items with how we manage our business. We revised the classification of amounts previously reported in our Consolidated Statements of Earnings, Operating Segment Results, and Supplementary Information, to conform to the current year presentation. These revised classifications had no effect on previously reported net earnings attributable to General Mills or earnings per share.

(3)	We use captions in our Consolidated Financial Statements as required by guidance on noncontrolling interests, including “Net earnings attributable to General Mills,” which we have shortened to “Net earnings” in this release.

(4)	During the second quarter of fiscal 2011 we reached a definitive agreement to purchase the Mountain High yogurt business for $85 million in cash subject to a purchase price adjustment related to inventory levels. We expect the transaction to be completed in the third quarter of fiscal 2011.

Also during the second quarter of fiscal 2011 we reached a definitive agreement to sell a foodservice frozen baked goods product line in our International segment for $25 million in cash subject to a purchase price adjustment related to inventory levels. We expect the transaction to be completed and to record an after-tax gain of approximately $13 million during the third quarter of fiscal 2011.

(5)	For the second quarter of fiscal 2011, unallocated corporate items totaled $29 million of expense compared to $27 million of income in the same period last year. We recorded a $28 million net decrease in expense related to the mark-to-market valuations of certain commodity positions and grain inventories in the second quarter of fiscal 2011, compared to a $67 million net decrease in expense in the second quarter of fiscal 2010. Pension expense also increased $16 million in the second quarter of fiscal 2011 compared to last year’s second quarter.

For the six-month period ended November 28, 2010, unallocated corporate items totaled $17 million of expense compared to $43 million of expense in the same period last year. We recorded a $100 million net decrease in expense related to the mark-to-market valuations of certain commodity positions and grain inventories in the six-month period ended November 28, 2010, compared to a $53 million net decrease in expense in the six-month period ended November 29, 2009. Pension expense also increased $32 million in the six-month period ended November 28, 2010 compared to the same period a year ago.

(6)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Six-Month Period Ended
	Nov. 28,	Nov. 29,	Nov. 28,	Nov. 29,
In Millions, Except per Share Data	2010	2009	2010	2009

Net earnings attributable to General Mills	$613.9	$565.5	$1,086.0	$986.1

Average number of common shares — basic EPS (a)	642.1	657.4	644.7	655.2
Incremental share effect from: (b)
Stock options	17.1	18.0	17.4	16.2
Restricted stock, restricted stock units, and other	5.3	5.8	5.4	5.6

Average number of common shares — diluted EPS	664.5	681.2	667.5	677.0

Earnings per share — basic	$0.96	$0.86	$1.68	$1.50
Earnings per share — diluted	$0.92	$0.83	$1.63	$1.46

(a)	All share and per share amounts have been adjusted for the two-for-one stock split approved by our Board of Directors in May 2010.

(b)	Incremental shares from stock options and restricted stock units are computed by the treasury stock method.

(7)	The effective tax rate for the second quarter of fiscal 2011 was 21.7 percent compared to 33.1 percent for the second quarter of fiscal 2010. The 11.4 percentage point decrease is primarily due to a $100 million reduction to income taxes related to a settlement with the Internal Revenue Service (IRS) concerning corporate income tax adjustments for fiscal years 2002 to 2008. The adjustments primarily relate to the amount of capital loss, depreciation, and amortization we reported as a result of the sale of noncontrolling interests in our General Mills Cereals, LLC subsidiary. This was partially offset by an $11 million increase in income taxes related to an adverse decision from the Superior Court of the State of California concerning our state income tax apportionment calculations.

(8)	We have included five measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”), income tax effects from changes in uncertain tax items described in Note 7 (“uncertain tax items”), and enactment date tax charges related to Federal health care reform (“tax charge — health care reform”) (collectively, these three items are referred to as “certain items affecting comparability” in this footnote), (2) earnings comparisons as a percent of net sales excluding certain items affecting comparability, (3) total segment operating profit, (4) sales growth rates for our International segment in total and by region excluding the impact of changes in foreign currency exchange, and (5) effective income tax rates excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

Diluted EPS excluding certain items affecting comparability follows:

			Six-Month
	Quarter Ended		Period Ended		Year Ended
	Nov. 28,	Nov. 29,	Nov. 28,	Nov. 29,	May 30,
Per Share Data	2010	2009	2010	2009	2010

Diluted earnings per share, as reported	$0.92	$0.83	$1.63	$1.46	$2.24
Mark-to-market effects (a)	(0.03)	(0.06)	(0.10)	(0.05)	0.01
Uncertain tax items (b)	(0.13)	—	(0.13)	—	—
Tax charge — health care reform (c)	—	—	—	—	0.05

Diluted earnings per share, excluding certain items affecting comparability	$0.76	$0.77	$1.40	$1.41	$2.30

(a)	See Note 5.

(b)	See Note 7.

(c)	Effect of the Patient Protection and Affordable Care Act, as modified by the Health Care and Education Reconciliation Act of 2010.

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follows:

	Quarter Ended
In Millions	Nov. 28, 2010		Nov. 29, 2009
		Percent of		Percent of
Comparisons as a % of Net Sales	Value	Net Sales	Value	Net Sales

Gross margin as reported (a)	$1,634.0	40.2%	$1,728.3	42.8%
Mark-to-market effects (b)	(28.0)	(0.7)%	(67.4)	(1.6)%

Adjusted gross margin	$1,606.0	39.5%	$1,660.9	41.2%

Operating profit as reported	$822.9	20.2%	$878.7	21.8%
Mark-to-market effects (b)	(28.0)	(0.7)%	(67.4)	(1.7)%

Adjusted operating profit	$794.9	19.5%	$811.3	20.1%

Net earnings attributable to General Mills as reported	$613.9	15.1%	$565.5	14.0%
Mark-to-market effects, net of tax (b)	(17.6)	(0.4)%	(42.5)	(1.0)%
Uncertain tax items (c)	(88.9)	(2.2)%	—	—%

Adjusted net earnings attributable to General Mills	$507.4	12.5%	$523.0	13.0%

	Six-Month Period Ended
In Millions	Nov. 28, 2010		Nov. 29, 2009
		Percent of		Percent of
Comparisons as a % of Net Sales	Value	Net Sales	Value	Net Sales

Gross margin as reported (a)	$3,158.3	41.5%	$3,169.1	42.2%
Mark-to-market effects (b)	(99.9)	(1.3)%	(52.6)	(0.7)%

Adjusted gross margin	$3,058.4	40.2%	$3,116.5	41.5%

Operating profit as reported	$1,583.3	20.8%	$1,571.6	20.9%
Mark-to-market effects (b)	(99.9)	(1.3)%	(52.6)	(0.7)%

Adjusted operating profit	$1,483.4	19.5%	$1,519.0	20.2%

Net earnings as reported	$1,086.0	14.3%	$986.1	13.1%
Mark-to-market effects, net of tax (b)	(62.9)	(0.8)%	(33.1)	(0.4)%
Uncertain tax items (c)	(88.9)	(1.2)%	—	—%

Adjusted net earnings	$934.2	12.3%	$953.0	12.7%

(a)	Net sales less cost of sales.

(b)	See Note 5.

(c)	See Note 7.
A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.
The reconciliation of International segment and region sales growth rates as reported to growth rates excluding the impact of foreign currency exchange below demonstrates the effect of foreign currency exchange rate fluctuations from year to year. To present this information, current period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

	Quarter Ended Nov. 28, 2010
		Impact of
	Percentage Change in	Foreign	Percentage Change in
	Net Sales	Currency	Net Sales on Constant
	as Reported	Exchange	Currency Basis
Europe	2%	(5)%	7%
Canada	3	4	(1)
Asia/Pacific	15	5	10
Latin America	(11)	(28)	17

Total International	4%	(3)%	7%

	Six-Month Period Ended Nov. 28, 2010
		Impact of
	Percentage Change in	Foreign	Percentage Change in
	Net Sales	Currency	Net Sales on Constant
	as Reported	Exchange	Currency Basis
Europe	Flat	(7)%	7%
Canada	5%	6	(1)
Asia/Pacific	13	4	9
Latin America	(15)	(26)	11

Total International	2%	(4)%	6%

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability follows:

	Quarter Ended				Six-Month Period Ended
	Nov. 28, 2010		Nov. 29, 2009		Nov. 28, 2010		Nov. 29, 2009
	Pretax	Income	Pretax	Income	Pretax	Income	Pretax	Income
In Millions	Earnings (a)	Taxes	Earnings (a)	Taxes	Earnings (a)	Taxes	Earnings (a)	Taxes
As reported	$741.3	$160.7	$790.2	$261.6	$1,411.4	$383.7	$1,391.2	$464.8
Mark-to-market effects (b)	(28.0)	(10.4)	(67.4)	(24.9)	(99.9)	(37.0)	(52.6)	(19.5)
Uncertain tax items (c)	—	88.9	—	—	—	88.9	—	—

As adjusted	$713.3	$239.2	$722.8	$236.7	$1,311.5	$435.6	$1,338.6	$445.3

Effective tax rate:
As reported		21.7%		33.1%		27.2%		33.4%
As adjusted		33.5%		32.7%		33.2%		33.3%

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

(b)	See Note 5.

(c)	See Note 7.